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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 26, 1996, except as to the information described in Note 17 with respect to the acquisition of The Flexible Packaging Group of James River Corporation, an interest rate lock agreement and an additional $700,000 advance to an equity investee which is as of August 22, 1996, relating to the financial statements of Printpack, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years in the period ended June 29, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP


/s/ Price Waterhouse LLP
Atlanta, GA
December 3, 1996